Exhibit 99.1

Date:                       June 18, 2004

Contact:                 Steve Wells, Los Alamos National Bank president, 505-662-5171

For Immediate Release

Trinity Capital Corporation

Announces Semi-Annual Dividend

LOS ALAMOS, N.M. — Trinity Capital Corporation (TCC), the one-bank holding company for Los Alamos National Bank (LANB) and Title Guaranty and Insurance Co., announced a semi-annual dividend of $0.30 per share to be paid to shareholders of record as of June 30, 2004 and payable on July 9, 2004. The dividend represents a 7.1% percent increase over the dividend paid for the same period in 2003.

Trinity is a bank holding company with approximately $1.0 billion in total assets and has approximately 300 employees. LANB is currently in its 41st year of operation. LANB offers a full range of financial services at its main office in Los Alamos, an office in White Rock, and an office in Santa Fe.  LANB’s second Santa Fe office is currently under construction and will open for business this summer.  The office will be approximately 24,000 square feet, complete with underground parking and a five lane drive-up facility offering a full range of banking services. LANB also operates a network of 27 automatic teller machines throughout Northern New Mexico.  Title Guaranty & Insurance Company offers its services from its office in Los Alamos.

This document contains, and future oral and written statements of Trinity and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Trinity.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of Trinity’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should,” or other similar expressions.  Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and Trinity undertakes no obligation to update any statement in light of new information or future events.  These risks are uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning Trinity and its business, including additional factors that could materially affect Trinity’s financial results, is included in Trinity’s filings with the Securities and Exchange Commission.

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